Exhibit 10.1

July 29, 2008

Mr. Peter H. Rothschild
Interim Chairman of the Board of Directors
Deerfield Capital Corp.
6250 N. River Road
Rosemont, IL 60018

Dear Mr. Rothschild:
     This letter agreement (the “Agreement”) sets forth the fees that Deerfield Capital Corp., or DFR, proposes to pay you for your services as Interim Chairman of the Board of Directors, or the Board, of DFR for the 2008 calendar year. By your execution and delivery to DFR of a copy of this Agreement, this Agreement will become a binding legal obligation of the parties, and will replace in its entirety the temporary arrangement established by the Board on December 13, 2007 for the payment of additional compensation to you as Board Chairman (the “Temporary Arrangement”).
     The proposed fees reflect the discussions that the Compensation Committee of the Board, or the Committee, began in early 2008 with you and the Committee’s compensation consultant to develop a fee structure for you for 2008 that would be in the best interests of DFR shareholders. The Committee determined that the proposed structure—which consists of a guaranteed fee and two types of success fees the Committee has discretion to award—would meet that objective.
     The factors considered by the Committee in that regard included your devotion of a major amount of your professional time to your services as non-executive Board Chairman upon your appointment as such in April 2007; your commitment to continue this level of service, which has significantly exceeded that of a non-executive chairman, in 2008; your continued active involvement in the management of DFR and its subsidiaries; the exceedingly high level of skill you have demonstrated as Board Chairman; the major challenges faced by DFR in recovering from the recent unprecedented
Deerfield Capital Corp.
6250 North River Road
Rosemont, Illinois 60018
Phone: (773) 380-1600
Facsimile: (773) 380-1695

www.deerfieldcapitalcorp.com

Board of Directors
Peter Rothschild
Interim Chairman
Robert E. Fischer
Robert B. Machinist
Peter May
Howard Rubin
Jonathan W. Trutter

Officers
Jonathan W. Trutter
Chief Executive Officer
Robert C. Grien
President
Richard G. Smith
Senior Vice President,
Chief Financial Officer
and Treasurer
Frederick L. White
Senior Vice President,
General Counsel
and Secretary

dislocations in the credit markets and the Committee’s view that your services are vital to overcoming those challenges; the recommendation of the Committee’s compensation consultant that the guaranteed portion of the proposed fee structure is commensurate with the fees paid by comparable financial service companies to non-executive board chairs who actively participate in the company’s management and closely support the company’s chief executive officer; the fact that the proposed fee structure will disqualify you from continuing to receive the independent director fees you have been receiving, as the Board will no longer be able to make the affirmative determination that you meet the DFR and New York Stock Exchange standards for independent director status; and the enhanced alignment of your interests with those of DFR shareholders in connection with the success fees that are part of the proposed fee structure.
     1. Base Fee
          a. Base Fee. Subject to b. below, DFR shall pay you a fee, or the Base Fee, for 2008 of $500,000 (less the $20,000 that has been paid to you in 2008 as your additional compensation for your services as Board Chairman under the Temporary Arrangement). The Base Fee will be paid in cash, on a monthly basis, in accordance with payroll practices of DFR’s subsidiary, Deerfield Capital Management LLC, or DCM. The Base Fee for the period from January 1, 2008 to the date of the first periodic payment shall be paid in a lump sum on the date of the first periodic payment. The payments of the Base Fee amounts shall be subject to customary tax withholding.
          b. Termination of Base Fee. DFR shall terminate the Base Fee immediately upon your (i) voluntary resignation as Board Chairman, (ii) death or Disability (as defined below), (iii) removal as a Board member pursuant to the Director removal provision in Section 4.8 of DFR’s Charter as in effect on the date hereof or (iv) failure to be re-elected as a Director by the DFR stockholders at the DFR 2008 annual stockholders meeting. Disability means your physical or mental incapacity as a result of which you are unable for a period of 90 days during any 180-day period to perform your duties as Board Chairman with substantially the same level of quality as immediately before the incapacity.
          c. Equity Participation. There shall be no prohibition against the Committee, in the exercise of its discretion, granting you all or part of the equity awards granted to the independent directors of the Board (upon the same terms and conditions as the grants to such directors).
     2. Success Fees
          a. General. You shall be eligible for a discretionary success fee in either or both of the two situations specified below. The Committee shall have complete discretion as to whether a success fee is awarded in either situation, and, if awarded, the amount of the fee (subject to the ceilings on each fee specified below), as well as the fee portion, if any, payable in cash and the portion, if any, payable in Performance Shares (as defined in the DFR Stock Incentive Plan, or the Plan, in effect on the date hereof) or other non-cash compensation specified in the Plan. The Committee shall also have complete discretion as to the vesting and other provisions relating to such non-cash awards, subject to the condition that such provisions shall generally be comparable to those relating to the awards of non-cash compensation to DCM employees for their 2008 services.
          b. Capital Transaction Success Fee. You shall be eligible for a Capital Transaction Success Fee, not to exceed $1,000,000, if the following conditions are met: (i) in your capacity as Board Chairman, you are instrumental in causing DFR to execute agreement(s) for a Capital Transaction, as defined below, in 2008 that substantially increases DFR shareholder value; and (ii) after the Capital Transaction the surviving entity does not offer you a position with DFR that is acceptable to you.
          A Capital Transaction means (i) the ownership or acquisition by any person of more than 50% of the outstanding common stock of DFR; (ii) the merger or consolidation of DFR with or into any person; or (iii) any one or a series of related sales or conveyances to any person of all or substantially all of DFR’s assets.
          c. Other Success Fee. You shall also be eligible for the Other Success Fee, not to exceed $500,000, if the following conditions are met: (i) in your capacity as Board Chairman you are instrumental in causing DFR to engage in actions other than a Capital Transaction that increase DFR shareholder value, such as strategic partnerships or joint ventures, and (ii) such actions result in a substantial increase in DFR shareholder value in 2008.
          d. Committee Discretion. You acknowledge and agree that the awards of the Capital Transaction Success Fee and/or the Other Success Fee are wholly within the discretion of the Committee, as are the amounts of any such awards and the cash or stock components of such awards; that the Committee may award you both or one of the success fees and not the other; and that the Committee may not award you either of the fees.

Deerfield Capital Corp.
By:	/s/ Jonathan W. Trutter
	Name:	Jonathan W. Trutter
Its: Chief Executive Officer

Agreed and Acknowledged:
/s/ Peter H. Rothschild
Peter H. Rothschild

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